Exhibit 99.1

Contact:

Frederick W. Boutin, CEO

Gregory J. Pound, COO

Robert T. Fuller, CFO

303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES THAT NGL ENERGY PARTNERS HAS CLOSED ON THE SALE OF ITS OWNERSHIP INTERESTS IN TRANSMONTAIGNE GP L.L.C. TO

AN AFFILIATE OF ARCLIGHT CAPITAL PARTNERS

February 2, 2016	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced that on February 1, 2016, NGL Energy Partners LP (“NGL”) consummated the sale of its indirect 100% ownership interest in TransMontaigne GP L.L.C. (the “Transaction”) to an affiliate of ArcLight Capital Partners (“ArcLight”) for $350 million in cash.  TransMontaigne GP L.L.C. is the general partner (“General Partner”) of TransMontaigne Partners L.P. (“TLP” or “the Partnership”).  The General Partner holds the 2% general partner interest and incentive distribution rights of TLP, a Delaware master limited partnership.

As a result of the Transaction, Gulf TLP Holdings, LLC, an affiliate of ArcLight, acquired a 100% membership interest in, and control of, the General Partner, which controls TLP.  Consequently, the Transaction resulted in a change in control of TLP.  Although ArcLight has a right of first offer to purchase limited partnership units in TLP retained by NGL, ArcLight has not yet purchased any of the limited partnership units of TLP in connection with the Transaction, and the TLP limited partnership units continue to trade on the New York Stock Exchange.

ArcLight is one of the leading private equity firms focused on North American and Western European energy assets. Since its establishment in 2001, ArcLight has invested over $15.3 billion across multiple energy cycles in more than 97 investments. Headquartered in Boston, MA with an additional office in Luxembourg, the firm’s investment team brings extensive energy expertise, industry relationships and specialized value creation capabilities to its portfolio.

Amendments to Certain Agreements

In connection with the Transaction, the Partnership amended its existing Senior Secured Credit Facility to, among other items, consent to the change of control of TLP resulting from the transaction and to amend the covenant relating to a future change of control to reflect ArcLight as the indirect owner of the general partner interest in TLP.

In addition, the Partnership amended its Amended and Restated Omnibus Agreement by and among TLP, the General Partner, TransMontaigne Operating Company L.P., Gulf TLP Holdings, LLC and TransMontaigne LLC, which is a wholly owned subsidiary of NGL, as assignor.  Under the omnibus agreement, the Partnership pays Gulf TLP Holdings, LLC (and prior to the amendment, the Partnership paid TransMontaigne LLC) an administrative fee for the provision of various general and administrative services for the Partnership’s benefit.  The administrative fee includes expenses incurred by Buyer to perform centralized corporate functions, such as legal, accounting, treasury, insurance administration and claims processing, health, safety and environmental, information technology, human resources, credit, payroll, taxes and engineering and other corporate services.  The amendment modified the omnibus agreement to, among other items, consent to the assignment of the omnibus agreement from TransMontaigne LLC to Gulf TLP Holdings and waived the automatic termination that would occur at such time as TransMontaigne LLC ceased to control the General Partner.  The omnibus agreement will continue in effect until the earlier to occur of (i) ArcLight or its affiliates ceasing to control the General Partner or (ii) the election of TLP or Gulf TLP Holdings, LLC, following at least 24 months’ prior written notice to the other parties.

Changes to the General Partner’s Board of Directors

In connection with the consummation of the Transaction, on February 1, 2016, Atanas H. Atanasov, Benjamin Borgen, Brian Cannon and Donald M. Jensen, each employees of NGL, resigned from the board of directors of the General Partner.

To fill the vacancies resulting from the resignation of the NGL-affiliated directors, Daniel R. Revers, Kevin M. Crosby and Lucius H. Taylor, each employees of ArcLight, were appointed to the board of directors of the General Partner effective February 1, 2016.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  We are controlled by our general partner, TransMontaigne GP L.L.C., which is an indirect wholly owned subsidiary of ArcLight Capital Partners.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

About ArcLight Capital Partners

ArcLight is one of the leading private equity firms focused on North American and Western European energy assets. Since its establishment in 2001, ArcLight has invested over $15.3 billion across multiple energy cycles in more than 97 investments. Headquartered in Boston, MA with an additional office in Luxembourg, the firm’s investment team brings extensive energy expertise, industry relationships and specialized value creation capabilities to its portfolio. More information about ArcLight, as well as a complete list of ArcLight’s portfolio companies, can be found at http://arclightcapital.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 12, 2015.

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